Exhibit 99.1

Seneca Foods Reports Sales and Earnings for the Quarter and Year Ended March 31, 2019

MARION, N.Y. June 13, 2019 -- Seneca Foods Corporation (NASDAQ: SENEA, SENEB) today announced financial results for the fourth quarter and year ended March 31, 2019.

Highlights (vs. year-ago, year-to-date results):

●	Net sales increased 3.2% to $1,199.6 million.
●

Gross margin percentage from continuing operations decreased from 7.0% to 3.3% as compared to the prior year twelve months.  Cost increases and a $40.5 million LIFO charge all contributed to the lower gross margin percentage.

●	The Company has applied discontinued operations treatment as related to its Modesto operations.
●

Net earnings from discontinued operations increased by $60.8 million as compared to the prior year.  Included in the year ended March 31, 2019 discontinued operations earnings was a $24.2 million pre-tax non-cash gain as result of the Modesto LIFO layer liquidation and a pre-tax cash gain of $56.4 million on the sale of the Modesto plant and equipment.

“Fiscal year 2019 was challenging for a variety of reasons.  We exited some unprofitable business operations and cut future costs with strategic plant rationalization.  The operating loss from continuing operations of $38.1 million included a non-cash pre-tax LIFO charge of $40.5 million.  We were able to offset these losses with gains primarily from the sale of assets. We are looking forward to an improved year ahead” stated Kraig Kayser, President and Chief Executive Officer.

Highlights (vs. year-ago, fourth quarter results):

●	Net sales increased 9.8% to $262.6 million.
●	Gross margin percentage from continuing operations decreased from 7.1% to 5.3 % as compared to the prior fourth quarter. Cost increases contributed to the lower gross margin percentage.
●	Net earnings from discontinued operations increased by $14.6 million as compared to the prior fourth quarter.

About Seneca Foods Corporation

Seneca Foods is one of North America’s leading providers of packaged fruits and vegetables, with facilities located throughout the United States. Its high quality products are primarily sourced from over 2,000 American farms.  Seneca holds the largest share of the retail private label, food service, and export canned vegetable markets, distributing to over 90 countries.   Products are also sold under the highly regarded brands of Libby’s®, Aunt Nellie’s®, Green Valley®, CherryMan®, READ®, and Seneca labels, including Seneca snack chips.  In addition, Seneca provides vegetable products under a contract packing agreement with B&G Foods North America, under the Green Giant label.   Seneca’s common stock is traded on the Nasdaq Global Stock Market under the symbols “SENEA” and “SENEB”. SENEA is included in the S&P SmallCap 600, Russell 2000 and Russell 3000 indices.

Non-GAAP Financial Measures—Operating Income (Loss) From Continuing Operations Excluding LIFO and Plant Restructuring Impact, EBITDA and FIFO EBITDA

Operating income (loss) excluding LIFO and plant restructuring, EBITDA and FIFO EBITDA are non-GAAP financial measures. The Company believes these non-GAAP financial measures provide a basis for comparison to companies that do not use LIFO or have plant restructuring to enhance the understanding of the Company’s historical operating performance.  The Company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

Set forth below is a reconciliation of reported Operating Income (Loss) excluding LIFO and plant restructuring.

	Quarter Ended		Year Ended
	In millions		In millions
	3/31/2019	3/31/2018	3/31/2019	3/31/2018
	FY 2019	FY 2018	FY 2019	FY 2018

Operating (loss) income from Continuing Operations, as reported:	$(9.6)	$2.4	$(38.1)	$14.8

LIFO charge (credit)	0.6	(6.7)	40.5	13.0

Plant restructuring charge (credit)	9.4	(0.5)	11.7	(0.3)

Operating income (loss), excluding LIFO and plant restructuring impact	$0.4	$(4.8)	$14.1	$27.5

Set forth below is a reconciliation of reported net (loss) earnings from continuing operations to EBITDA and FIFO EBITDA ((loss) earnings before interest, income taxes, depreciation, amortization, non-cash charges and credits related to the LIFO inventory valuation method). The Company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

	Twelve Months Ended
EBITDA and FIFO EBITDA:	March 31, 2019	March 31, 2018
	(In thousands)

Net (loss) earnings from continuing operations	$(36,483)	$10,049
Income tax benefit	(12,776)	(1,315)
Interest expense, net of interest income	15,437	12,818
Depreciation and amortization	29,933	29,452
Interest amortization	(283)	(284)
EBITDA	(4,172)	50,720
LIFO charge	40,548	13,049
FIFO EBITDA	$36,376	$63,769

Forward-Looking Information

The information contained in this release contains, or may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements appear in a number of places in this release and include statements regarding the intent, belief or current expectations of the Company or its officers (including statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates” or similar expressions) with respect to various matters.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Investors are cautioned not to place undue reliance on such statements, which speak only as of the date the statements were made.  Among the factors that could cause actual results to differ materially are:

●	general economic and business conditions;
●	cost and availability of commodities and other raw materials such as vegetables, steel and packaging materials;
●	transportation costs;
●	climate and weather affecting growing conditions and crop yields;
●	availability of financing;
●	leverage and the Company’s ability to service and reduce its debt;
●	foreign currency exchange and interest rate fluctuations;
●	effectiveness of the Company’s marketing and trade promotion programs;
●	changing consumer preferences;
●	competition;
●	product liability claims;
●	the loss of significant customers or a substantial reduction in orders from these customers;
●	changes in, or the failure or inability to comply with, United States, foreign and local governmental regulations, including environmental and health and safety regulations; and
●	other risks detailed from time to time in the reports filed by the Company with the SEC.

Except for ongoing obligations to disclose material information as required by the federal securities laws, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of the filing of this report or to reflect the occurrence of unanticipated events.

Contact:

Timothy J. Benjamin, Chief Financial Officer

315-926-8100

Seneca Foods Corporation
Unaudited Selected Financial Data

For the Periods Ended March 31, 2019 and 2018
(In thousands of dollars, except share data)

	Fourth Quarter		Year-to-Date
	Fiscal 2019	Fiscal 2018	Fiscal 2019	Fiscal 2018

Net sales	$262,590	$239,161	$1,199,581	$1,162,894

Plant restructuring charge (credit) (note 2)	$9,378	$(499)	$11,657	$(342)

Other operating income, net (note 3)	$3,133	$1,056	$6,631	$3,671

Operating (loss) income (note 1)	$(9,566)	$2,407	$(38,079)	$14,831
Earnings from equity investment	-	-	-	(21)
Other income	(1,608)	(2,106)	(4,257)	(6,700)
Interest expense, net	3,850	3,765	15,437	12,818
(Loss) earnings from continuing operations before income taxes	$(11,808)	$748	$(49,259)	$8,734

Income tax (benefit) expense	(3,159)	395	(12,776)	(1,315)

(Loss) earnings from continuing operations	(8,649)	353	(36,483)	10,049
Earnings (loss) from discontinued operations (net of tax)	19	(14,620)	42,230	(18,529)
Net (loss) earnings	$(8,630)	$(14,267)	$5,747	$(8,480)

Basic (loss) earnings per share:
Continuing operations	$(0.91)	$0.04	$(3.77)	$1.02
Discontinued operations	0.00	(1.50)	4.36	(1.89)
Net basic earnings (loss) per common share	(0.90)	(1.46)	0.59	(0.87)

Diluted (loss) earnings per share:
Continuing operations	$(0.91)	$0.04	$(3.77)	$1.02
Discontinued operations	0.00	(1.50)	4.33	(1.89)
Net diluted earnings (loss) per common share	(0.90)	(1.46)	0.59	(0.87)

Note 1:

The effect of  the LIFO inventory valuation method on fourth quarter pre-tax results decreased continuing operating earnings by $615,000 for the three month period ended March 31, 2019 and increased continuing operating earnings by $6,714,000 for the three month period ended March 31, 2018. The effect of  the LIFO inventory valuation method on annual pre-tax results decreased continuing operating earnings by $40,548,000 for the year ended March 31, 2019 and decreased continuing operating earnings by $13,049,000 for the year ended March 31, 2018.

Note 2:

The year ended March 31, 2019 impairment and restructuring charge of $11,657,000 includes an impairment of $7,825,000 related to a Northwest plant that will be ceasing production after this growing season.  This also included $3,832,000 in restructuring charges. The year ended March 31, 2018 included a restructuring credit primarily for closing plants in the Midwest and Northwest of $342,000.

Note 3:

During the year ended March 31, 2019, the Company sold unused fixed assets which resulted in a gain of $6,631,000 as compared to a gain of $3,671,000 during the year ended March 31, 2018. The current year gain was mostly related to the sale of a closed plant in the Northwest of $4,060,000. $1,081,000 of the prior year gain was related to the sale of a closed plant in the Midwest. In addition, the Company recorded a bargain purchase gain of $1,786,000 during the year ended March 31, 2018.

Note 4:

The Company uses the "two-class" method for basic earnings (loss) per share by dividing the earnings (loss) attributable to common shareholders by the weighted average of common shares outstanding during the period.

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